Exhibit 3.01 - Page -1

Exhibit 3.01 - Page -2

Exhibit 3.01 - Page -3

EXPEDITE

746359-0142
AMENDMENT

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF Power-Save Energy Company

The Amended and Restated Articles of Incorporation of Power-Save Energy Company, a Utah Business Corporation, were dually adopted on April 12th, 2012 pursuant to The Utah Revised Business Corporation Act section 16-10a-704 by a vote of the majority of shareholders in accordance with the terms and provisions of the Company's by-laws.

ARTICLE I
Name

The name of the corporation is Lustros, Inc.

ARTICLE II
Duration

The duration of this corporation is perpetual.

ARTICLE III
Purposes

The Corporation is organized to engage in any and all lawful acts and/or activities for which corporations may be organized under the Utah RevisedBusiness Corporation Act.

ARTICLE IV
Stock

The aggregate number of shares which this corporation shall have authority to issue is One Hundred Million (100,000,000) shares of $0.001 par value common stock. All stock of the Corporation shall be of the same class, and shall have the same rights and preferences. Fully-paid stock of this Corporation shall not be liable to any further call or assessment.

ARTICLE V
Amendment

These Articles of Incorporation may be amended by the affirmative vote oaf majority of the shares entitled to vote on each such amendment.

ARTICLE VI
Shareholder Rights

The authorized and treasury stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

ARTICLE VII
Capitalization

This corporation will not commence business until consideration of a value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares.

ARTICLE VIII
Initial Office and Agent

The principal place of business, of the corporation shall be located at such place as the Board of Directors shall from time to time determine by formal resolution approved by a majority of said Board of Directors. The principal place of business at the present time is 1005 South Center, Redlands, California 92373. The registered agent for service of process in the state of Utah Registered Agent Solutions, Inc. 2005 East 2700 South Suite 200, Salt Lake City, UT 84109.

ARTICLE IX
Directors

The corporation shall be governed by a Board of Directors. The Board of Directors shall be limited in number to no less than three ,nor more than nine directors as to serve, from time to time, as elected by the Shareholders, or by the board of Directors in case of a vacancy. When all of the share s are owned by less than (3) shareholders, the number of directors may be less than (3) but not less than the number of shareholders. The names and addresses of persons to serve as directors are:

Zirk Engelbrecht	1005 South Center Redlands, CA 92373
Angelique de Maison	1005 South Center Redlands, CA 92373
Juan Carlos Camus Villegas	1005 South Center Redlands, CA 92373
Larry A. Zielke	1005 South Center Redlands, CA 92373

ARTICLE X
Incorporators

The name and address of each Incorporator is:

Luke C. Zouvas
2368 Second Avenue
San Diego, CA 92101

ARTICLE XI
Common Directors - Transactions Between Corporations

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or voidable because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.
Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approves or ratifies such contract or transaction.

DATED this 12th day of April, 2012.

Date: April 12, 2012	/s/ Zirk Engelbrecht Its: CEO, Chairman of the Board of Directors
Date: April 12, 2012	/s/ Angelique de Maison Its: Director
Date: April 12, 2012	/s/ Juan Carlos Camus Villegas Its: Director
Date: April 12, 2012	/s/ Larry A. Zielke Director